Exhibit 10.88
March 5, 2012

Mr. Steve Beeks

RE: Employment Agreement

Dear Mr. Beeks:

On behalf of Lions Gate Films Inc., this is to confirm the terms of your employment by the Company (as defined herein). As the context requires, “Company” shall refer to Lions Gate Films Inc., Lions Gate Entertainment Inc., or Lions Gate Entertainment Corp.. We refer to you herein as “Employee.” The terms of Employee’s employment are as follows:

1.    TERM

(a) The term of this agreement (“Agreement”) will begin April 2, 2012 and end April 1, 2015 subject to earlier termination as provided in Section 7 below (“Term”). Until April 2, 2012 the employment agreement dated March 28, 2007, as amended and restated on December 15, 2008 and subsequently amended February 6, 2009, between Company and Employee (the “Prior Agreement”) shall govern the terms and conditions of Employee’s employment. During the Term of this Agreement, Employee will serve as Co-Chief Operating Officer (“Co-COO”) and President, Motion Picture Group. As Co-COO, Employee will report to the Company’s Chief Executive Officer, currently Jon Feltheimer (“CEO”), and as President, Motion Picture Group, Employee will report to the Co-Chairs of Motion Picture Group, currently Rob Friedman and Patrick Wachsberger, or Company’s designee performing substantially the functions of the head of the Motion Picture Group. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by Company. Notwithstanding anything herein to the contrary, at any time during the Term, Company may require by written notice (“Title Notice”) that Employee serve solely and only as the Co-COO or the President, Motion Picture Group, and such requirement shall not be a breach of this Agreement.  Following receipt of the Title Notice, Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by Company as either the President, Motion Picture Group or the Co-COO, as the case may be.

(b) So long as this Agreement shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests, and shall perform the services contemplated by this Agreement in accordance with policies established by the Company.

As long as Employee’s meaningful business time is devoted to the Company, Employee may devote a reasonable amount of time to management of personal investments and charitable, political and civic activities, so long as these activities do not conflict with the Company’s interests or otherwise interfere with Employee’s performance under this Agreement.

2.    COMPENSATION

(a) Salary. During the Term, Employee will be entitled to receive base salary at a rate of NINE HUNDRED THOUSAND DOLLARS ($900,000.00) per year (“Base Salary”), payable in accordance with the Company’s normal payroll practices in effect.

(b) Payroll. Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.

(c) Bonuses. During the Term, Employee shall be eligible to receive annual performance bonuses with a target of fifty percent (50%) of Base Salary based on such Company and/or individual performance criteria as determined by the Compensation Committee (the “CCLG”) of the Board of Directors of Lions Gate Entertainment Corp., the Company’s parent (“Lions Gate”), in its discretion and in consultation with the CEO, provided that Employee must be employed with the Company through the end of the Company’s fiscal year and at the time when such bonus, if earned, is paid to be eligible to receive a bonus for a given fiscal year. In the event that Employee is terminated pursuant to Section 7(a)(v) below, Employee shall be eligible for a pro-rated bonus based upon the amount of time worked during the fiscal year in which the termination occurs, determined using the same criteria as used to determine bonuses for other senior level executives and paid at the same time that such bonuses are paid to employees of the Company. Any such bonus will be paid as soon as practicable after the end of the applicable fiscal year and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4).

3.    BENEFITS

As an employee of the Company, Employee will continue to be eligible to participate in all benefit plans to the same extent as other similarly situated salaried employees of the Company and in all events subject to the terms of such plans. For the sake of clarity, such plans do not include compensation and/or any bonus plans.

4.    VACATION AND TRAVEL

(a) Employee shall be entitled to take paid time off without a reduction in salary, subject to (i) the approval of the CEO, which shall not be unreasonably withheld, and (ii) the demands and requirements of Employee’s duties and responsibilities under this Agreement. Employee shall accrue no paid vacation.

(b) Employee will be eligible to be reimbursed for any business expenses in accordance with the Company’s current Travel and Entertainment policy.

(c) In addition, Employee shall be entitled to (i) business class travel for flights in excess of four (4) hours; (ii) all customary "perqs" of division heads within the Company; (iii) a cell phone, which may be expensed; (iv) a reserved parking space; and (v) reimbursement for all expenses reasonably incurred in connection with his employment.

(d) The Company reserves the right to modify, suspend or discontinue any and all of the above referenced benefits, plans, practices, policies and programs (including those in Section 3) at any time (whether before or after termination of employment) without notice to or recourse by Employee so long as action is taken in general with respect to other similarly situated persons and does not single out Employee.

5.     STOCK

(a) Time-Based RSU Grant.

(i)    Grant. The Company acknowledges that at the March 5, 2012 meeting of the CCLG, the CCLG approved the grant to Employee of 50,000 Lions Gate restricted share units (the “Time-Based RSU Grant”) in accordance with the terms and conditions of Lions Gate’s 2004 Performance Incentive Plan, or any successor equity incentive plan (the “Plan”). The award date of the Time-Based RSU Grant shall be the date that such grant was approved by the CCLG, and the vesting commencement date of such grant shall be March 5, 2012. The Time-Based RSU Grant shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lions Gate to evidence grants of time-based restricted stock units under the Plan.

(ii) Vesting. Subject to the other terms hereof, the Time-Based RSU Grant shall vest as follows:

(A)	the first 16,667 stock units of the Time-Based RSU Grant will vest on March 5, 2013;

(B)	an additional 16,667 stock units of the Time-Based RSU Grant will vest on March 5, 2014;

(C)	the final 16,666 stock units of the Time-Based RSU Grant will vest on March 5, 2015.
(iii) Continuance of Employment. The vesting schedule in Section 5(a)(ii) above requires Employee’s continued employment with the Company through each applicable vesting date as a condition to the vesting of the applicable installment of the Time-Based RSU Grant and the rights and benefits thereto.

(b)    Performance-Based RSU Grant.

(i)    Grant. The Company acknowledges that at the March 5, 2012 meeting of the CCLG, the CCLG approved the grant to Employee of 150,000 Lions Gate restricted share units (the Performance RSU Grant,” and together with the Time-Based RSU Grant, the “RSU Grants”) in accordance with the terms and conditions of the Plan. The award date of the Performance RSU Grant shall be the date that such grant was approved by the CCLG. The Performance RSU Grant shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lions Gate to evidence grants of performance-based restricted stock units under the Plan.

(ii)     Vesting. Subject to the other terms hereof, the Performance RSU Grant shall be eligible to vest based as follows (each vesting date, a “Performance Vesting Date”):

(A)	the first 50,000 stock units of the Performance RSU Grant shall be eligible to vest on March 5, 2013;

(B)	an additional 50,000 stock units of the Performance RSU Grant shall be eligible to vest on March 5, 2014;

(C)	the final 50,000 stock units of the Performance RSU Grant shall be eligible to vest on March 5, 2015.

The vesting of the Performance RSU Grant on the Performance Vesting Dates shall be subject to an assessment of Employee’s performance over the twelve (12) month period ending on such Performance Vesting Date, based on such Company and/or individual performance criteria determined by the CCLG in consultation with the CEO. Determination of the portion of an annual grant vesting on each Performance Vesting Date, if any, shall be made by the CCLG. All shares from an annual grant that do not vest on the respective Performance Vesting Date shall expire on that date with no possibility of further vesting. Notwithstanding the foregoing, the CCLG may, in its sole discretion, provide that any portion of the Performance RSU Grant scheduled to vest on any such Performance Vesting Date that does not vest on such date may vest on any future Performance Vesting Date.

(iii) Continuance of Employment. The vesting schedule in Section 5(b)(ii) above requires Employee’s continued employment with the Company through each applicable vesting date as a condition to the vesting of the applicable installment of the Performance RSU Grant and the rights and benefits thereto.

(c) Option Grant

(i) Option. The Company acknowledges that at the March 5, 2012 meeting of the CCLG, the CCLG approved the grant to Employee of the right (the “Time- Based Option”) to purchase 125,000 Lions Gate common shares in accordance with the Plan. The award date of the Time-Based Option shall be the date that such grant was approved by the CCLG. The Time-Based Option shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lions Gate to evidence grants of stock options under the Plan.

(ii) Vesting. Subject to the other terms hereof, the Time-Based Option shall vest as follows:

(A)	the Time-Based Option will vest as to 41,667 shares subject to the Time-Based Option on March 5, 2013;

(B)	the Time-Based Option will vest as to 41,667 shares subject to the Time-Based Option on March 5, 2014;

(C)	the Time-Based Option will vest as to 41,666 shares subject to the Time-Based Option on March 5, 2015.

(iii) Performance Option. The Company acknowledges that at the March 5, 2012 meeting of the CCLG, the CCLG approved the grant to Employee of the right (the “Performance Option,” and together with the Time-Based Option, the “Option”) to purchase 375,000 Lions Gate common shares in accordance with the Plan. The award date of the Performance Option shall be the date that such grant was approved by the CCLG. The Performance Option shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lions Gate to evidence grants of stock options under the Plan.

(iv) Vesting. Subject to the other terms hereof, the Performance Option shall be eligible to vest as follows (each vesting date, a “Performance Option Vesting Date”):

(A)	the Performance Option to purchase the first 125,000 common shares will be eligible to vest on March 5, 2013;

(B)	the Performance Option to purchase an additional 125,000 common shares will be eligible to vest on March 5, 2014;

(C)	the Performance Option to purchase the final 125,000 common shares will be eligible to vest on March 5, 2015.

The vesting of the Performance Option on the Performance Option Vesting Dates shall be subject to an assessment of Employee’s performance over the twelve (12) month period ending on such Performance Option Vesting Date, based on such Company and/or individual performance criteria determined by the CCLG in consultation with the CEO. Determination of the portion of an annual grant vesting on each Performance Option Vesting Date, if any, shall be made by the CCLG. All shares from an annual grant that do not vest on the respective Performance Option Vesting Date shall expire on that date with no possibility of further vesting. Notwithstanding the foregoing, the CCLG may, in its sole discretion, provide that any portion of the Performance Option scheduled to vest on any such Performance Option Vesting Date that does not vest on such date may vest on any future Performance Option Vesting Date.

(v) Continuance of Employment. The vesting schedules in Section 5(c)(ii) and (iv) above require Employee’s continued employment with the Company through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits thereto.

(d) Acceleration of Grants and Options. In the event that Employee dies during the Term of this Agreement, the RSU Grants and the Option referred to in Sections 5(a)-(c) of this Agreement, to the extent then outstanding and unvested, shall accelerate and immediately become fully vested. In the event that Employee is terminated pursuant to Section 7(a)(v) below, any portion of the Time-Based RSU Grant and the Time-Based Option scheduled to vest during the contract year (i.e. April 2 – April 1 of the following year) in which the termination occurs, to the extent then outstanding and unvested, shall accelerate and immediately become fully vested.

(e) Change of Control.

(i)
If a Change of Control occurs during the Term of this Agreement and Employee is terminated pursuant to Section 7(a)(v) below within six (6) months following the Change of Control, the RSU Grants and the Option referred to in Sections 5(a)-(c) of this Agreement, to the extent then outstanding and unvested, shall accelerate and immediately become fully vested.

(ii)	For the purposes of this Agreement, “Change of Control” shall mean:

(A)
if any person, other than (A) any person who holds or controls entities that, in the aggregate (including the holdings of such person), hold or control twenty-five percent (25%) or more of the outstanding shares of Lions Gate on the date of execution of this Agreement of each party hereto (collectively, a “Twenty-Five Percent Holder”) or (B) a trustee or other fiduciary holding securities of Lions Gate under an employee benefit plan of Lions Gate, becomes the beneficial owner, directly or indirectly, of securities of Lions Gate representing thirty-three percent (33%) or more of the outstanding shares as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder;

(B)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there is a sale or disposition of 33% or more of Lions Gate's assets (or consummation of any transaction, or series of related transactions, having similar effect);

(C)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there occurs a change or series of changes in the composition of the Board as a result of which half or less than half of the directors are incumbent directors;

(D)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate (excluding any sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder in a single transaction or a series of transactions), a shareholder or group of shareholders acting in concert, other than a Twenty-Five Percent Holder in a single transaction or a series of transactions, obtain control of thirty-three percent (33%) or more of the outstanding shares of Lions Gate;

(E)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of half of the Board, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder;

(F)	if there is a dissolution or liquidation of Lions Gate; or

(G)
if there is any transaction or series of related transactions that has the substantial effect of any or more of the foregoing, excluding any transaction or series of transactions involving a Twenty-Five Percent Holder.

(f) Effect on Prior Grants. The RSU Grants and the Option provided for in Sections 5(a)-(c) above are in addition to, and not in lieu of, any and all grants and options provided for in any and all previous agreements between Employee and Company. Any and all grants and options granted under such prior agreements shall be unaffected by this Agreement.

6.    HANDBOOK

Employee agrees that the Company Employee Handbook outlines other policies in addition to the terms set forth in this Agreement, which will apply to Employee’s employment with the Company, and Employee acknowledges receipt of such handbook. Employee acknowledges and agrees that the Company retains the right to revise, modify or delete any such policy or any employee benefit plan it deems appropriate.

7.    TERMINATION

(a) This Agreement and the Term shall terminate upon the happening of any one or more of the following events:

(i)	The mutual written agreement between the Company and Employee;

(ii)	The death of Employee;

(iii)
Employee’s having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing Employee’s duties hereunder for a period of twelve (12) consecutive weeks or sixteen (16) weeks in any year, provided that Employee has not cured disability within ten days of written notice;

(iv)	The determination on the part of the Company that “cause” exists for termination of this Agreement. As used herein, “cause” is defined as the occurrence of any of the following:

(A)	Employee’s conviction of a felony or plea of nolo contendere to a felony (other than a traffic violation);

(B)	commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder;

(C)	material breach of this Agreement by Employee; or

(D)
any act of misconduct by Employee having a substantial adverse effect on the business or reputation of the Company. Prior to terminating Employee's employment for "cause," the Company shall provide Employee with written notice of the grounds for the proposed termination. If the grounds for termination are subject to cure, the Employee shall have fifteen (15)

days after receiving such notice in which to cure such grounds to the extent such cure is possible. If not cure is possible or Employee has failed to cure, Employee's employment shall terminate upon the 15th day following notice of termination.

(v)
Employee is terminated “without cause.” If the Company elects to terminate Employee “without cause,” it must provide Employee with sixty (60) days prior written notice. Termination “without cause” shall be defined as Employee being terminated by the Company for any reason other than as set forth in Sections 7(a)(i)-(iv) above. In the event of a termination “without cause,” subject to Employee’s execution and delivery to the Company of a general release of claims in a form acceptable to the Company not more than twenty-one (21) days after the date of such termination (and Employee’s not revoking such release within any revocation period provided under applicable law), Employee shall be entitled to receive a lump sum severance payment equal to 50% of the amount of the Base Salary which Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term had Employee continued to be employed with the Company through such date, but in no event less than the greater of either (i) twelve (12) months’ Base Salary at the monthly rate in effect on the date of such termination, or (ii) the amount Employee would receive from the Company’s severance policy for non-contract employees that is currently in effect at the time of termination; provided, however, that in the event such a termination “without cause” occurs on or within six (6) months following a Change of Control, (x) instead of the severance payment provided for above, Employee shall be entitled to receive a continued Base Salary as set forth in Section 2 through the conclusion of the Term, subject to Employee’s obligation to mitigate in accordance with California Law (unless such termination occurs during the final year of the Term, in which case the severance payment shall be twelve (12) months’ Base Salary paid in one lump sum), and (y) Employee’s equity-based awards granted by Lions Gate, to the extent then outstanding and unvested, shall become fully vested upon such termination. Any lump sum cash severance payable to Employee pursuant to the preceding provisions of this Section 7(a)(v) shall be paid, subject to Section 14(b), as soon as practicable after (and in all events not more than two and one-half (2 ½) months after) the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company. The Company’s provision of the payments and benefits referred to in this 7(a)(v), in addition to the accrued obligations described in Section 7(b) below, shall relieve the Company of any and all obligations to Employee, with the exception that Employee shall remain eligible for any amounts payable under Section 2(c) above.

(b) In the event that this Agreement is terminated pursuant to Sections 7(a)(i)-(iv) above, neither the Company nor Employee shall have any remaining duties or obligations hereunder, except that the Company shall pay to Employee, any base salary that had accrued but had not been paid (including accrued and unpaid vacation time) as of the date of termination. Following the termination of the Term and/or this Agreement for any reason, Sections 9 through 14 shall, notwithstanding anything else herein to the contrary, survive and continue to be binding upon the parties following such termination.

8.    EXCLUSIVITY AND SERVICE

Employee’s services shall be exclusive to the Company during the Term. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by the Company in connection with the regular conduct of its business. Employee further agrees to render services during Employee’s employment hereunder whenever, wherever and as often as the Company may reasonably require in a competent, conscientious and professional manner, and as instructed by the Company in all matters, including those involving artistic taste and judgment, but there shall be no obligation on the Company to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.

9.    INTELLECTUAL PROPERTY

(a) Employee agrees that the Company shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party that occurs during the Term or any other period of employment with the Company, its parent, affiliates, or subsidiaries that are within the scope of Employee’s employment and responsibilities hereunder. Employee agrees that during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries, the Company shall own all other results and proceeds of Employee’s services that are related to Employee’s employment and responsibilities. Employee shall promptly and fully disclose all intellectual property generated by the Employee during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries in connection with Employee’s employment hereunder.

(b) All copyrightable works that Employee creates in connection with Employee’s obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries shall be considered “work made for hire” and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a “work made for hire,” Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Employee's full right, title and interest in and to all such works and other intellectual property. Employee agrees to execute any and all applications for domestic and foreign copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the intellectual property to the Company and to permit the Company to enforce any copyrights or other proprietary rights to the intellectual property. Employee further agrees not to charge the Company for time spent in complying with these obligations. This Section 9 shall apply only to that intellectual property which related at the time of conception to the Company's then current or anticipated business or resulted from work performed by Employee for the Company. Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Employee) does not apply to an invention which qualifies fully under California Labor Code Section 2870.

10.    ASSIGNMENT AND DELEGATION

Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties granted under this Agreement. Any such assignment or delegation shall be deemed void ab initio.

11.    TRADE SECRETS

The parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of Employee’s duties hereunder and at any other period of employment with the Company, its parent, affiliates, or subsidiaries, Employee shall have and has had access to information concerning the operation of the Company and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by the Company and regularly used in the operation of the Company’s business and (to the extent that such confidential information is not subsequently disclosed) that this information constitutes the Company’s trade secrets. Notwithstanding the above, the parties acknowledge and agree that trade secrets shall not include any information that Employee can demonstrate (i) was publicly available at the time of its disclosure to Employee; (ii) was already in Employee's possession at the time of disclosure; (iii) was rightfully received by Employee from a third party not subject to obligations of confidentiality, or (iv) was independently developed by Employee without use of any trade secrets.

Employee agrees that Employee shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the Term of this Agreement or at any other time thereafter, except as is required in the course of Employee’s employment for the Company, as required by applicable law or court order, or if authorized in writing.. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following the Term. In addition, Employee hereby expressly agrees that Employee will not disclose any confidential matters of the Company that are not trade secrets prior to, during or after Employee’s employment including the specifics of this Agreement. Employee shall not use any such confidential information in connection with any other employment and/or business opportunities at any time during or following the Term. In addition, in order to protect any such confidential information, Employee agrees that during the Term and for a period of eighteen (18) months thereafter, Employee will not, directly or indirectly, induce or entice any other executive or employee of the Company, with the sole exception of Employee’s assistant if Company has employed an individual in such role, to leave such employment.
12.    ARBITRATION

Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles in accordance with the Federal Arbitration Act, to the extent that such rules do not conflict with any provisions of this Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles, California. All such actions must be brought within the statute of limitations period applicable to the claim as if that claim were being filed with the judiciary or forever be waived. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order, or judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order, or judgment. Company shall pay for the administrative costs of such hearing and proceeding.

13.    INTEGRATION, AMENDMENT, NOTICE, SEVERABILITY, AND FORUM

(a) This Agreement expresses the binding and entire agreement between Employee and the Company and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof (including, without limitation, the Prior Agreement).

(b) All modifications or amendments to this Agreement must be made in writing and signed by both parties.

(c) Any notice required herein shall be in writing and shall be deemed to have been duly given when delivered by hand, received via electronic mail or on the depositing of said notice in any U.S. Postal Service mail receptacle with postage prepaid, addressed to the Company at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404 and to Employee at the address set forth above, or to such address as either party may have furnished to the other in writing in accordance herewith.

(d) If any portion of this Agreement is held unenforceable under any applicable statute or rule of law then such portion only shall be deemed omitted and shall not affect the validity of enforceability of any other provision of this Agreement.

(e) This Agreement shall be governed by the laws of the State of California. The state and federal courts (or arbitrators appointed as described herein) located in Los Angeles, California shall, subject to the arbitration agreement set forth in Section 12 above, be the sole forum for any action for relief arising out of or pursuant to the enforcement or interpretation of this Agreement. Each party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts and each party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.

14.    SECTION 409A

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.

(b)    Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s separation from service (as defined above), Employee shall not be entitled to any payment or benefits pursuant to Section 7(a)(v) until the earlier of (i) the date which is six (6) months after Employee’s separation from service for any reason other than death, or (ii) the date of Employee’s death. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Employee’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(c)    To the extent that any reimbursements pursuant to the provisions of this Agreement are taxable to Employee, any such reimbursement payment shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.

Please acknowledge your confirmation of the above terms by signing below where indicated and returning this letter to me.

Steve, please call Nancy Coleman at (310) 255-3929 if you have any questions.

Very truly yours,

LIONS GATE FILMS INC.

/s/ Wayne Levin
Wayne Levin
Executive Vice President and General Counsel

AGREED AND ACCEPTED
This 5th day of March, 2012

/s/ Steve Beeks
STEVE BEEKS